Exhibit 99.1

ITW Reports Fourth Quarter and Full-Year 2014 Financial Results

•	4Q diluted EPS from continuing operations of $1.18, up 28 percent

•	4Q operating margin of 19.6 percent up 190 basis points; Enterprise initiatives contributed 120 basis points

•	4Q organic revenue grew 2.3 percent

•	Full-year 2015 EPS guidance unchanged; $5.25 at midpoint, up 12 percent

GLENVIEW, Ill., January 27, 2015 (GLOBE NEWSWIRE) -- Illinois Tool Works Inc. (NYSE:ITW) today reported fourth quarter 2014 earnings per share (EPS) from continuing operations of $1.18, 28 percent higher than the year-ago period. Operating margin increased 190 basis points to 19.6 percent and organic revenue grew 2.3 percent.

"We were pleased with ITW’s strong performance in the quarter and for the year," said E. Scott Santi, president and chief executive officer. "In the quarter, the Company continued to deliver meaningful improvement in our earnings per share, operating margin and return on invested capital metrics.”

“For full-year 2014, ITW grew earnings per share 29 percent, expanded operating margin by 210 basis points to 19.9 percent, improved after-tax return on invested capital by 260 basis points to 18.9 percent, and returned $5 billion to shareholders in the form of dividends and share repurchases. As a result of the strength of the ITW business model and the continued execution of our enterprise strategy, the Company is well positioned to deliver another year of solid progress in 2015,” Santi concluded.

Fourth quarter 2014 financial highlights (versus year-ago):

•
Organic revenue was up 2.3 percent, with North American and international growth of 3 percent and 2 percent, respectively. In North America, organic revenue growth was driven by continued strength in welding, food equipment, and automotive OEM. Internationally, European organic revenues increased 1 percent and Asia Pacific grew 2 percent. As expected, ongoing product line simplification activities associated with the portfolio management component of ITW's enterprise strategy reduced organic revenue growth by approximately 1 percentage point in the quarter. Total revenues of $3.5 billion were down 1.4 percent due to negative foreign currency translation impact.

•
Operating margins of 19.6 percent increased 190 basis points, with enterprise initiatives contributing 120 basis points. Six of the Company’s seven segments delivered operating margin improvement in excess of 100 basis points. Operating income increased 9.2 percent to $686 million.

•After-tax Return on Invested Capital (ROIC) of 18.6 percent increased 220 basis points.

Fourth quarter 2014 segment highlights (versus year-ago):

•
Automotive OEM organic revenue growth of 7 percent outpaced fourth quarter worldwide auto builds of 1 percent. Organic revenues grew 12 percent in Europe, 4 percent in North America and 7 percent in Asia Pacific. Operating margins of 22.3 percent increased 190 basis points.

•	Food Equipment's organic revenues increased 5 percent due to solid growth in equipment and service worldwide. Operating margins of 21.7 percent increased 220 basis points.

•
Welding's organic revenues grew 4 percent, with North America increasing 10 percent due to strength in equipment sales to industrial and commercial customers. Operating margins of 25.4 percent increased 230 basis points.

Outlook
ITW is confirming its 2015 full-year EPS guidance range of $5.15 to $5.35, which is $5.25 at the midpoint, a 12 percent increase. Organic revenue growth for the year is expected to be 2.5 to 3.5 percent. Total revenue for the year is projected to decline 1 to 2 percent due to the impact of foreign currency translation. For the first quarter 2015, the Company is forecasting EPS to be in a range of $1.13 to $1.21, which is $1.17 at the midpoint, a 16 percent increase. In the first quarter, the Company expects 2 to 3 percent organic revenue growth and total revenue to decline 2 to 3 percent due to the impact of currency translation. The Company’s outlook is based on current foreign exchange rates.

Forward-looking statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding organic and total revenue growth, operating margins and diluted income per share from continuing operations. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-Q from the second quarter of 2014. The attached tables include a calculation of ROIC, a non-GAAP measure.

About ITW
ITW is a Fortune 200 global diversified industrial manufacturer of value added consumables and specialty equipment with related service businesses. The Company focuses on solid growth, improving profitability and strong returns across its worldwide platforms and divisions. These divisions serve customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW's revenues totaled $14.5 billion in 2014.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In millions except per share amounts)	December 31,		December 31,
	2014	2013	2014	2013
Operating Revenues	$3,504	$3,554	$14,484	$14,135
Cost of revenues	2,114	2,173	8,673	8,554
Selling, administrative, and research and development expenses	644	689	2,678	2,815
Amortization of intangible assets	60	64	242	250
Impairment of goodwill and other intangible assets	—	—	3	2
Operating Income	686	628	2,888	2,514
Interest expense	(54)	(60)	(250)	(239)
Other income (expense)	25	5	61	72
Income from Continuing Operations Before Income Taxes	657	573	2,699	2,347
Income Taxes	196	166	809	717
Income from Continuing Operations	461	407	1,890	1,630
Income (Loss) from Discontinued Operations	(11)	1	1,056	49
Net Income	$450	$408	$2,946	$1,679

Income Per Share from Continuing Operations:
Basic	$1.19	$0.93	$4.70	$3.65
Diluted	$1.18	$0.92	$4.67	$3.63
Income (Loss) Per Share from Discontinued Operations:
Basic	$(0.02)	$—	$2.63	$0.11
Diluted	$(0.02)	$—	$2.61	$0.11
Net Income Per Share:
Basic	$1.17	$0.93	$7.33	$3.76
Diluted	$1.16	$0.93	$7.28	$3.74

Shares of Common Stock Outstanding During the Period:
Average	386.4	437.7	401.7	446.2
Average assuming dilution	389.2	440.9	404.6	449.3

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

(In millions)	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and equivalents	$3,990	$3,618
Trade receivables	2,293	2,365
Inventories	1,180	1,247
Deferred income taxes	212	384
Prepaid expenses and other current assets	401	366
Assets held for sale	—	1,836
Total current assets	8,076	9,816

Net plant and equipment	1,686	1,709
Goodwill	4,667	4,886
Intangible assets	1,799	1,999
Deferred income taxes	301	359
Other assets	1,149	1,197
	$17,678	$19,966

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	$1,476	$3,551
Accounts payable	512	634
Accrued expenses	1,287	1,272
Cash dividends payable	186	181
Income taxes payable	64	69
Deferred income taxes	8	10
Liabilities held for sale	—	317
Total current liabilities	3,533	6,034

Noncurrent Liabilities:
Long-term debt	5,981	2,793
Deferred income taxes	338	507
Other liabilities	1,002	923
Total noncurrent liabilities	7,321	4,223

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,096	1,046
Income reinvested in the business	17,173	14,943
Common stock held in treasury	(10,798)	(6,676)
Accumulated other comprehensive income	(658)	384
Noncontrolling interest	5	6
Total stockholders’ equity	6,824	9,709
	$17,678	$19,966

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS

ADJUSTED RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	December 31,		December 31,
	2014	2013	2014	2013
Operating income	$686	$628	$2,888	$2,514
Tax rate (as adjusted for discrete tax charge in 2013)	30.0%	29.0%	30.0%	28.8%
Income taxes	(206)	(182)	(866)	(724)
Operating income after taxes	$480	$446	$2,022	$1,790

Invested capital:
Trade receivables	$2,293	$2,365	$2,293	$2,365
Inventories	1,180	1,247	1,180	1,247
Net assets held for sale	—	1,519	—	1,519
Net plant and equipment	1,686	1,709	1,686	1,709
Goodwill and intangible assets	6,466	6,885	6,466	6,885
Accounts payable and accrued expenses	(1,799)	(1,906)	(1,799)	(1,906)
Other, net	465	616	465	616
Total invested capital	$10,291	$12,435	$10,291	$12,435

Average invested capital	$10,401	$12,511	$11,249	$12,605
Adjustment for Wilsonart (formerly Decorative Surfaces)	(147)	(165)	(154)	(169)
Adjustment for Industrial Packaging	95	(1,469)	(424)	(1,477)
Adjusted average invested capital	$10,349	$10,877	$10,671	$10,959
Annualized adjusted return on average invested capital	18.6%	16.4%	18.9%	16.3%

			Twelve Months Ended
			December 31, 2013
Income Taxes - As reported			$717
Discrete tax charge related to foreign earnings			(40)
Income Taxes - As adjusted			677
Income from Continuing Operations Before Income Taxes			2,347
Tax rate (as adjusted for discrete tax charge in 2013)			28.8%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS

ADJUSTED FREE OPERATING CASH FLOW (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In millions)	December 31,		December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$458	$708	$1,616	$2,528
Less: Additions to plant and equipment	(89)	(111)	(361)	(368)
Free operating cash flow	369	597	1,255	2,160
Plus: Taxes paid related to sale of Industrial Packaging	191	—	724	—
Adjusted free operating cash flow	$560	$597	$1,979	$2,160

ADJUSTED FREE OPERATING CASH FLOW CONVERSION RATE (UNAUDITED)

(Dollars in millions)	Three Months Ended	Twelve Months Ended
	December 31, 2014	December 31, 2014
Adjusted free operating cash flow	$560	$1,979

Net Income - As reported	$450	$2,946
Less: Industrial Packaging gain on sale, after taxes	—	(1,148)
Adjusted net income	$450	$1,798

Adjusted free operating cash flow to adjusted net income conversion rate	124%	110%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

For the Three Months Ended December 31, 2014				% F(U) vs. prior year
(Dollars in millions)	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic Revenue	Operating Margin
Automotive OEM	$620	$138	22.3%	2.7%	7.3%	190 bps
Test & Measurement and Electronics	541	82	15.1%	(3.3)%	(0.5)%	(60) bps
Food Equipment	554	120	21.7%	1.4%	4.7%	220 bps
Polymers & Fluids	452	79	17.5%	(4.2)%	0.7%	150 bps
Welding	458	116	25.4%	2.3%	4.2%	230 bps
Construction Products	402	63	15.7%	(4.7)%	1.6%	190 bps
Specialty Products	482	92	19.0%	(5.4)%	(2.6)%	110 bps
Intersegment	(5)	—	—%	—%	—%	—
Total Segments	3,504	690	19.7%	(1.4)%	2.3%	150 bps
Unallocated	—	(4)	—%	—%	—%	—
Total Company	$3,504	$686	19.6%	(1.4)%	2.3%	190 bps

For the Twelve Months Ended December 31, 2014				% F(U) vs. prior year
(Dollars in millions)	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic Revenue	Operating Margin
Automotive OEM	$2,590	$600	23.2%	8.1%	8.9%	270 bps
Test & Measurement and Electronics	2,204	340	15.4%	1.3%	1.5%	60 bps
Food Equipment	2,177	453	20.8%	6.4%	4.7%	200 bps
Polymers & Fluids	1,927	357	18.5%	(3.3)%	(1.2)%	170 bps
Welding	1,850	479	25.9%	0.7%	1.2%	60 bps
Construction Products	1,707	289	17.0%	(0.6)%	2.2%	310 bps
Specialty Products	2,055	440	21.4%	2.4%	(0.3)%	110 bps
Intersegment	(26)	—	—%	—%	—%	—
Total Segments	14,484	2,958	20.4%	2.5%	2.6%	170 bps
Unallocated	—	(70)	—%	—%	—%	—
Total Company	$14,484	$2,888	19.9%	2.5%	2.6%	210 bps